Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	For the years ended December 31,
	2014		2013		2012		2011		2010
Income from continuing operations before income taxes	$297,366	(2)	$173,984	(2)	$275,232	(2)	$242,558	(2)	$19,781	(2)
Add fixed charges:
Interest expense	90,157		91,345		93,709		105,161		115,387
Amortization of discount on convertible notes (1)	23,551		24,567		24,073		24,195		29,536
Amortization of debt issuance expense	3,316		3,703		5,262		5,853		5,944
Interest expense-special items	12,742	(2)	4,784	(2)	12,363	(2)	25,491		14,297
Interest portion of rent expense	15,073		15,980		18,013		18,685		21,183
Adjusted income from continuing operations	$442,205		$314,363		$428,652		$421,943		$206,128
Fixed charges:
Interest expense	$90,157		$91,345		$93,709		$105,161		$115,387
Amortization of discount on convertible notes (1)	23,551		24,567		24,073		24,195		29,536
Amortization of debt issuance expense	3,316		3,703		5,262		5,853		5,944
Interest expense-special items	12,742	(2)	4,784	(2)	12,363	(2)	25,491		14,297
Interest portion of rent expense	15,073		15,980		18,013		18,685		21,183
Fixed charges	$144,839		$140,379		$153,420		$179,385		$186,347
Ratio of earnings to fixed charges(3)	3.1	x	2.2	x	2.8	x	2.4	x	1.1	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges/(credits) from applicable financial covenant coverage calculations.  The following listing of charges/(credits), which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges/(credits) for the years ended December 31 (in thousands):

	2014	2013	2012	2011	2010
Settlement, litigation and other related charges (a)	42,818	167,465	49,375	55,031	113,279
Other expense (b)(c)(d)(e)(f)	139,253	99,802	65,713	16,093	177,952
Total - non-interest expense special items	$182,071	$267,267	$115,088	$71,124	$291,231
Interest expense special items (e)	$12,742	$4,784	$12,363	$25,491	$14,297
(a) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See the "Restructuring and Other Related Charges" note of the Notes to the Consolidated Financial Statements.
(c) See the "Goodwill and Other Intangible Assets" note of the Notes to the Consolidated Financial Statements.
(d) See the "Separation Costs" or "Separation, Benefit Plan Termination and Related Costs" note of the Notes to the Consolidated Financial Statements.
(e) See the "Debt" note of the Notes to the Consolidated Financial Statements.
(f) See the "Acquisitions" note of the Notes to the Consolidated Financial Statements.

For the 2011 and 2010 year data, see the respective note in that years consolidated financial statements for additional information on the nature of the charge reflected above.

(3)
The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing operations by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.